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                                                                     EXHIBIT 4.1

Dated: May 4, 1998

                            KRAUSE'S FURNITURE, INC.

                            1997 STOCK INCENTIVE PLAN

        1. PURPOSES OF THE PLAN. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Officers, Directors and Consultants of the Company and its Subsidiaries and to promote the success of the Company's business.

        2. DEFINITIONS. As used herein, the following definitions shall apply:

        (a) "Account" means a bookkeeping account established for a Participant under Section 6.

        (b) "Administrator" means the Board or any of the Committees appointed to administer the Plan.

        (c) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

        (d) "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

        (e) "Award" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, Deferred Stock Unit or other right or benefit under the Plan.

        (f) "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

        (g) "Beneficiary" means a Grantee's beneficiary, designated in writing and in a form and manner satisfactory to the Administrator, or if a Grantee fails to designate a beneficiary, or if the Grantee's designated Beneficiary predeceases the Grantee, the Grantee's estate.

        (h) "Board" means the Board of Directors of the Company.

        (i) "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

                (1) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or


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                (2) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

        (j) "Closing Price" shall mean, for any trading day, the closing price of a Share on the market then used to determine Fair Market Value.

        (k) "Code" means the Internal Revenue Code of 1986, as amended.

        (l) "Committee" means any committee appointed by the Board to administer the Plan.

        (m) "Common Stock" means the common stock of the Company.

        (n) "Company" means Krause's Furniture, Inc., a Delaware corporation.

        (o) "Consultant" means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services as an independent contractor and is compensated for such services.

        (p) "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

        (q) "Continuous Status as an Employee, Officer, Director or Consultant" means that the employment, officer, director or consulting relationship with the Company, any Parent, or Subsidiary, is not interrupted or terminated. Continuous Status as an Employee, Director or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or
(ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed the time permitted in the Company's personnel policies published from time to time, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

        (r) "Corporate Transaction" means any of the following stockholder-approved transactions to which the Company is a party:

                (1) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

                (2) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with the complete liquidation or dissolution of the Company; or

                (3) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

        (s) "Covered Employee" means an Employee who is a "covered employee" under


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Section 162(m)(3) of the Code.

        (t) "Deferred Stock Unit" means a hypothetical share of Common Stock as described in Section 6.

        (u) "Director" means a member of the Board.

        (v) "Dividend Equivalent Right" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

        (w) "Effective Date" means the date when this Plan has been adopted by the Board.

        (x) "Employee" means any person, including an Officer or Director, who is an employee of the Company or any Parent or Subsidiary of the Company for purposes of Section 422 of the Code. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

        (y) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (z) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                (1) Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the NASDAQ National Market, whichever is applicable or (B) if the Common Stock A-2 is not traded on any such exchange or national market system, the average of the closing prices of a Share on the NASDAQ Small Cap Market for the three trading days prior to the time of the determination (or, if no such prices were reported on one or more of such days, on the last three days on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                (2) In the absence of an established market of the type described in (1), above, for the Common Stock, the Fair Market Value thereof shall be determined by the Administrator in good faith.

        (aa) "Grantee" means an Employee, Director or Consultant who receives an Award under the Plan.

        (bb) "Incentive Stock Option" means an option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

        (cc) "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

        (dd) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (ee) "Option" means a stock option granted pursuant to the Plan.

        (ff) "Outside Director" means a Director who is not the beneficial owner of ten percent (10%) or more of the Company's stock of any class or an employee of the Company or of any Subsidiary.

        (gg) "Parent" means a "parent corporation," whether now or hereafter


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existing, as defined in Section 424(e) of the Code.

        (hh) "Participating Outside Director" means an Outside Director who has not indicated in writing to the Company prior to the date of an Award under
Section 6 that he or she cannot or does not wish to participate in the deferred stock program described in Section 6.

        (ii) "Payment Commencement Date" means the first business day of the Plan Year immediately following the Plan Year in which the Outside Director terminates service as a member of the Board.

        (jj) "Performance -- Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

        (kk) "Performance Shares" means Shares or an award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

        (ll) "Performance Units" means an award which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

        (mm) "Plan" means this 1997 Stock Incentive Plan.

        (nn) "Plan Year" means the calendar year.

        (oo) "Restricted Stock" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

        (pp) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

        (qq) "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

        (rr) "Share" means a share of the Common Stock.

        (ss) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

        (tt) "Subsidiary Disposition" means the disposition by the Company of its equity holdings in any subsidiary corporation effected by a merger or consolidation involving that subsidiary corporation, the sale of all or substantially all of the assets of that subsidiary corporation or the Company's sale or distribution of substantially all of the outstanding capital stock of such subsidiary corporation.

        3. STOCK SUBJECT TO THE PLAN.

        (a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is two million (2,000,000). The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

        (b) If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Award exchange program, or if any unissued Shares are retained by the Company upon exercise of an Award in


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order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award, such unissued or retained Shares shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

        4. ADMINISTRATION OF THE PLAN.

        (a) Plan Administrator.

                (1) Administration with Respect to Directors and Officers. With respect to grants of Awards to Officers, Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board to serve at the pleasure of the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all members of the Committee, shall be the valid acts of the Committee.

                (2) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority by requiring that such Awards must be reported to and ratified by the Board or a Committee within six (6) months of the grant date, and if so ratified, shall be effective as of the grant date.

                (3) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

                (4) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

                (5) Notwithstanding the foregoing and any designation of the Administrator by the Board, Awards made under Section 6 shall be administered exclusively by the Board, except as is specifically otherwise provided in Section 6.

        (b) Powers of the Administrator. Subject to Applicable Laws and the


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provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

                (1) to select the Employees, Officers, Directors and Consultants to whom Awards may be granted from time to time hereunder;

                (2) to determine whether and to what extent Awards are granted hereunder;

                (3) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

                (4) to approve forms of Award Agreement for use under the Plan;

                (5) to determine the terms and conditions of any Award granted hereunder;

                (6) to amend the terms of any outstanding Award granted under the Plan, including a reduction in the exercise price (or base amount on which appreciation is measured) of any Award to reflect a reduction in the Fair Market Value of the Common Stock since the grant date of the Award, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent; provided, however, that the Administrator may not amend the terms of any outstanding option to reduce the purchase price of the Shares covered by such option without the consent of the stockholders then sufficient to approve the Plan in the first instance. The Administrator may, with the Optionee's written consent, cancel any outstanding stock option or accept any outstanding stock option in exchange for a new option; provided, however, that the Administrator may not cancel any outstanding option and replace such canceled option with any option or options having a purchase price of the Shares covered by such option or options which is lower than that of the canceled option without the consent of the stockholders then sufficient to approve the Plan in the first instance.

                (7) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

                (8) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

                (9) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

        (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be conclusive and binding on all persons.

        5. ELIGIBILITY. Awards, other than Incentive Stock Options, may be granted to Employees, Officers, Directors and Consultants. Incentive Stock Options may be granted only to Employees. An Employee, Officer, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards; provided, however, Outside Directors shall not be eligible for any award under this plan other than those provided for in Section 6. Awards may be granted to such Employees of the Company and its subsidiaries who are residing in foreign jurisdictions as the Administrator may determine from time to time.

        6. AUTOMATIC AWARDS OF DEFERRED STOCK UNITS TO OUTSIDE DIRECTORS.


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        (a) As of the Effective Date and as of the last day of each Plan Year, the Company shall credit Deferred Stock Units to each participating Outside Director's Deferred Stock Unit Account equal to the number of Deferred Stock Units determined by dividing Ten Thousand Dollars ($10,000) by the Fair Market Value of a Share on the date of the Award. In the case of a Participating Outside Director whose service as an Outside A-5 Director terminates during the Plan Year, the applicable dollar amount shall be determined by multiplying Ten Thousand Dollars ($10,000) by a fraction, the numerator of which shall be the number of full calendar quarters of service as an Outside Director completed by the Participating Outside Director during the Plan Year and the denominator of which shall be four.

        (b) A separate Account under the Plan shall be established for each Participating Outside Director. Such Account shall be (i) credited with the amounts credited in accordance with paragraph (a), (ii) credited (or charged, as the case may be) with the investment results determined in accordance with paragraph (c)and (iii) charged with the amounts paid by the Plan to or on behalf of the Participating Outside Director in accordance with paragraph (e). Within each Participating Outside Director's Account, separate subaccounts shall be maintained to the extent the Administrator determines them to be necessary or useful in the administration of the Plan.

        (c) A Participating Outside Director's Deferred Stock Unit Account shall be treated as if it were invested in Deferred Stock Units that are equivalent in value to the fair market value of shares of Company Common Stock in accordance with the following rules:

                (1) Deemed Reinvestment Of Dividends. The number of Deferred Stock Units credited to a Participating Outside Director's Deferred Stock Unit Account shall be increased on each date on which a dividend is paid on Company Common Stock. The number of additional Deferred Stock Units credited to a Participating Outside Director's Deferred Stock Unit Account as a result of such increase shall be determined by (i) multiplying the total number of Deferred Stock Units (excluding fractional Deferred Stock Units) credited to the Participating Outside Director's Deferred Stock Unit Account immediately before such increase by the amount of the dividend paid per share of Company Common Stock on the dividend payment date, and (ii) dividing the product so determined by the Fair Market Value of a Share on the dividend payment date.

                (2) Conversion Out of Deferred Stock Units. The dollar value of the Deferred Stock Units credited to a Participating Outside Director's Deferred Stock Unit Account on any date shall be determined by multiplying the number of Deferred Stock Units (including fractional Deferred Stock Units) credited to the Participating Outside Director's Deferred Stock Unit Account by the Fair Market Value of a Share on that date.

                (3) Effect of Recapitalization. In the event of a transaction or event described in this subparagraph (3), the number of Deferred Stock Units credited to a Participating Outside Director's Deferred Stock Unit Account shall be adjusted in such manner as the Board, in its sole discretion, deems equitable. A transaction or event is described in this subparagraph (3) if (x) it is a dividend (other than regular quarterly dividends) or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, or exchange of shares or other securities, the issuance or exercisability of stock purchase rights, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event and (y) the Board determines that such transaction or event affects the shares of Company Common Stock, such


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        that an adjustment pursuant to this paragraph (3) is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

                (4) Change in Deemed Investment Election. A Participating Outside Director who elects to receive distribution of his or her Accounts in annual installments will continue to have his or her Deferred Stock Unit Account credited with Deferred Stock Units during the installment period.

        (d) Each Account established under this Section 6 shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts established under the Plan shall hold any actual funds or assets. The Deferred Stock Units established hereunder shall be used solely to determine the amounts to be paid hereunder, shall not be or represent an equity security of the Company, shall not be convertible into or otherwise entitle a Participating Outside Director to acquire an equity security of the Company and shall not carry any voting or dividend rights.

        (e) Payments shall be made as follows:

                (1) Amounts credited to a Participating Outside Director's Deferred Stock Unit Account shall be paid in shares of Company Common Stock, except that a cash payment will be made with any final installment for any fraction of a Deferred Stock Unit remaining in the Participating Outside Director's Account. Such fractional Deferred Stock Unit shall be valued at the Closing Price on the date of settlement. The right of any person to receive one or more payments under this Section 6 shall be an unsecured claim against the general assets of the Company.

                (2) Payments to a Participating Outside Director with respect to the Participating Outside Director's Account shall begin as of the Participating Outside Director's Payment Commencement Date; provided that if a Participating Outside Director dies before the Participating Outside Director's Payment Commencement Date, payment of the entire value of the Participating Outside Director's Account shall be made to the Participating Outside Director's Beneficiary in accordance with the provisions of subparagraphs (3) or (4), whichever is applicable, after the Administrator receives all documents and other information that it requests in connection with the payment.

                (3) Five Annual Installments. A Participating Outside Director shall receive his or her Account in five annual installments unless the Participating Outside Director elects to receive his or her benefits under the Plan in the form of a lump-sum payment in accordance with subparagraph (4), below. Annual installments shall be payable to the Participating Outside Director beginning as of the Payment Commencement Date and continuing as of each Payment Anniversary Date thereafter until all installments have been paid. The first annual installment shall equal one-fifth ( 1/5) of the value of the Participating Outside Director's Account(s), determined as of the Payment Commencement Date. Each successive annual installment shall equal the value of the Participating Outside Director's Account(s), determined as of the Payment Anniversary Date, multiplied by a fraction, the numerator of which is one, and the denominator of which is the excess of five over the number of installment payments previously made (i.e., 1/4, 1/3, etc.). If the Participating Outside Director dies before the Participating Outside Director's Payment Commencement Date, or after the Participating Outside Director's Payment Commencement Date but before all five installments have been paid, the remaining installments shall be paid to the Participating Outside Director's Beneficiary in accordance with the schedule in this subparagraph (3).


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                (4) Lump Sum. A Participating Outside Director may elect to receive his or her Account under the Plan in the form of a lump-sum payment in lieu of the five installment payments determined under subparagraph (3), above. The lump sum shall be payable to the Participating Outside Director in shares of Company Common Stock on the Payment Commencement Date. An election under this subparagraph (4) shall be made in a form and manner satisfactory to the Board and shall be effective as to the Participating Outside Director only if made prior to termination of service with the Board of Directors. If the Participating Outside Director dies before his or her Payment Commencement Date having elected to receive benefits in the form of a lump sum, a lump sum payment shall be made to the Participating Outside Director's Beneficiary on the Payment Commencement Date.

        (f) Notwithstanding any other provision in this Section 6 or in any other Section of the Plan to the contrary, the value of a Participating Outside Director's Account shall be paid to the Participating Outside Director in a lump-sum cash payment on the occurrence of a Change in Control or as soon thereafter as practicable, but in no event later than five days after a Change in Control. For purposes of payments under this paragraph (f), the value of a Deferred Stock Unit shall be computed as the greater of (1) the Closing Price of a Share on or nearest the date on which the Change of Control is deemed to occur, or (2) the highest per Share price for Shares actually paid in connection with the Change of Control.

        (g) The Board may amend, suspend, or terminate the provisions of this
Section 6 at any time; provided that no amendment, suspension, or termination of this Section 6 shall, without a Participating Outside Director's consent, reduce the Participating Outside Director's benefits accrued under this Section 6 before the date of such amendment, suspension, or termination. If this Section 6 is terminated in accordance with this paragraph (g), the terms of the Plan as in effect immediately before termination shall determine the right A-7 to payment in respect of any amounts that remain credited to a Participating Outside Director's Account upon termination.

        (h) The Board shall furnish an annual statement to each Participating Outside Director or, if the Participating Outside Director is deceased, the Participating Outside Director's Beneficiary, reporting the value of the Participating Outside Director's Account as of the end of the most recent Plan Year.

        (i) The Board may delegate to officers of the Company any and all authority with which it is vested under this Section 6, and the Board may allocate its responsibilities under this Section 6 among its members.

        (j) No payment due under this Section 6 shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge in any other way. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge such payment in any other way shall be void. No such payment or interest therein shall be liable for or subject to the debts, contracts, liabilities, or torts of any Participating Outside Director or Beneficiary. If any Participating Outside Director or Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge in any other way any payment under the Plan, the Board may direct that such payment be suspended and that all future payments to which such Participating Outside Director or Beneficiary otherwise would be entitled be held and applied for the benefit of such person, the person's children or other dependents, or any of them, in such manner and in such proportions as the Board may deem proper.

        (k) Nothing in this Section 6 shall confer upon any person the right to


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continue to serve as a member of the Board or to participate in the Plan, including this Section 6, other than in accordance with its terms.

        (l) The Board may make any appropriate arrangements to deduct from all credits and payments under this Section 6 any taxes that the Board reasonably determines to be required by law to be withheld from such credits and payments.

        (m) If the Board determines, upon evidence satisfactory to the Board, that any Participating Outside Director or Beneficiary to whom a benefit is payable under this Section 6 is unable to care for his or her affairs because of illness or accident or otherwise, any payment due under this Section 6 (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Board and the Company, to the spouse of the Participating Outside Director or Beneficiary or other person deemed by the Board to have incurred expenses for the benefit of and on behalf of such Participating Outside Director or Beneficiary. Any such payment shall be a complete discharge of any liability under this Section 6 with respect to the amount so paid.

        (n) Each Participating Outside Director and Beneficiary entitled to receive a payment under this Section 6 shall keep the Board advised of his or her current address. If the Board is unable for a period of 36 months to locate a Participating Outside Director or Beneficiary to whom a payment is due under the Plan, commencing with the first day of the month as of which such payment first comes due, the total amount payable to such Participating Outside Director or Beneficiary shall be forfeited. Should such a Participating Outside Director or Beneficiary subsequently contact the Board requesting payment, the Board shall, upon receipt of all documents and other information that it might request in connection with the payment, restore and pay the forfeited payment in a lump sum, the value of which shall not be adjusted to reflect any interest or other type of investment earnings or gains for the period of forfeiture.

        (o) NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS SECTION 6, THE PROVISIONS OF THIS SECTION 6 SHALL NOT BE EFFECTIVE IF A MAJORITY OF THE SHAREHOLDERS PRESENT IN PERSON OR BY PROXY AT A DULY CONVENED MEETING OF SHAREHOLDERS OF THE COMPANY DO NOT APPROVE THE PLAN. IF SUCH APPROVAL IS NOT OBTAINED WITHIN TWELVE MONTHS FOLLOWING THE EFFECTIVE DATE PARTICIPATING OUTSIDE DIRECTORS SHALL HAVE NO RIGHTS HEREUNDER AND ALL GRANTS SHALL BE OF NO FORCE OR EFFECT WHATSOEVER.

        7. TERMS AND CONDITIONS OF AWARDS.

        (a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Officer, Director (other than an Outside Director) or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, an SAR or similar right with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

        (b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess

Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

        (c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

        (d) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts or Shares so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

        (e) Award Exchange Programs. The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as established by the Administrator from time to time.

        (f) Individual Option and SAR Limit. The maximum number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company shall be two hundred thousand (200,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 11, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an Employee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Employee. For this purpose, the repricing of an Option (or in the case of an SAR, the reduction of the base amount on which the stock appreciation is calculated to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

        (g) Early Exercise. The Award may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Officer, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or to any other restriction the Administrator determines to be appropriate.

        (h) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

        (i) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable to the extent provided in the Award Agreement.

        (j) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Officer, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

        8. AWARD EXERCISE OR PURCHASE PRICE, CONSIDERATION, TAXES AND RELOAD OPTIONS.

        (a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

                (1) In the case of an Incentive Stock Option:

                    (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

                    (B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                (2) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

                (3) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                (4) In the case of other Awards, such price as is determined by the Administrator.

        (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

                (1) cash;

                (2) check;

                (3) delivery of Grantee's promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines is appropriate;

                (4) surrender of Shares (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

                (5) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

                (6) any combination of the foregoing methods of payment.

        (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations. Upon an Optionee's exercise of a stock option, the Company may satisfy its withholding by withholding from such Optionee or requiring the Optionee to surrender Shares sufficient to satisfy federal, state and local income and employment tax withholding obligations.

        (d) Reload Options. In the event the exercise price or tax withholding of an Option is satisfied by the Company or the Grantee's employer withholding Shares otherwise deliverable to the Grantee, the Administrator may issue the Grantee an additional Option, with terms identical to the Award Agreement under which the Option was exercised, but at an exercise price as determined by the Administrator in accordance with the Plan.

        9. EXERCISE OF AWARD.

        (a) Procedure for Exercise; Rights as a Stockholder.

                (1) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

                (2) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or
        Section 11, below.

        (b) Exercise of Award Following Termination of Employment, Officer, Director or Consulting Relationship.

                (1) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Status as an Employee, Officer, Director or Consultant only to the extent provided in the Award Agreement.

                (2) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Status as an Employee, Officer, Director or Consultant for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

        (c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

        10. CONDITIONS UPON ISSUANCE OF SHARES.

        (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

        11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

        Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

        12. CORPORATE TRANSACTIONS/CHANGES IN CONTROL/SUBSIDIARY DISPOSITIONS.

        (a) In the event of any Corporate Transaction, each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction, for all of the Shares at the time represented by such Award. However, an outstanding Award under the Plan shall not so fully vest and be exercisable and released from such limitations if and to the extent: (i) such Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or Parent thereof or to be replaced with a comparable Award with respect to shares of the capital stock of the successor corporation or Parent thereof, (ii) such Award is to be replaced with a cash incentive program of the successor corporation which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award or (iii) the vesting, exercisability and release from such limitations of such Award is subject to other limitations imposed by the Administrator at the time of the grant of the Award. The determination of Award comparability under clause (i) above shall be made by the Administrator, and its determination shall be final, binding and conclusive. The Administrator also shall have the authority to grant Awards under the Plan that are to automatically vest and be fully exercisable and released from such limitations in whole or in part immediately prior to the Corporate Transaction or upon the subsequent termination of the Continuous Status as an Employee or Consultant of the Grantee, whether or not the Award is otherwise to be assumed or replaced in connection with the consummation of such Corporate Transaction.

        (b) Effective upon the consummation of the Corporate Transaction, all outstanding Awards under the Plan shall terminate and cease to remain outstanding, except to the extent assumed by the successor company or its Parent. Notwithstanding the foregoing, the Administrator, in its discretion, may prevent the acceleration of vesting and release from any restrictions on transfer and repurchase or forfeiture rights of any outstanding Award with respect to any Corporate Transaction.

        (c) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Change in Control (other than a Change in Control which is also a Corporate Transaction) or at the time of an actual Change in Control and either at the time of the grant of an Award or at any time while an Award remains outstanding, to provide for the automatic full vesting and exercisability of one or more outstanding unvested Awards under the Plan and the termination of restrictions on transfer and repurchase or forfeiture rights on such Awards, in connection with a Change in Control. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Status as an Employee or Consultant of the Grantee within a specified period following the effective date of the Change in Control. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.

        (d) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Subsidiary Disposition or at the time of an actual Subsidiary Disposition and either at the time of the grant of an Award or at any time while an Award remains outstanding, to provide for the automatic full vesting and exercisability of one or more outstanding unvested Awards under the Plan and the termination of restrictions on transfer and repurchase or forfeiture rights on such Awards, in connection with a Subsidiary Disposition, but only with respect to those Grantees who are at the time engaged primarily in Continuous Service as an Employee or Consultant with the subsidiary corporation involved in such Subsidiary Disposition. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the affected Grantee's Continuous Service as an Employee or Consultant with that subsidiary corporation within a specified period following the effective date of the Subsidiary Disposition. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Subsidiary Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award.

        13. TERM OF PLAN.

        Subject to approval of the Plan by the stockholders of the Company within twelve months of the date of its adoption by the Board, the Plan shall become effective immediately upon its adoption by the Board. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated.

        14. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

        (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

        (b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

        (c) Any amendment, suspension or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

        15. RESERVATION OF SHARES.

        (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

        (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        16. NO EFFECT ON TERMS OF EMPLOYMENT.

        The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

        17. STOCKHOLDER APPROVAL.

        The grant of Incentive Stock Options under the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall terminate.